Exhibit 11a

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the 1-A/A (Offering Statement) Part II and III dated September 19, 2022, of our report, dated June 23, 2022, on our audit of financial statement of Birgo Reiturn Fund LLC, which comprises the balance sheet as of December 31, 2021, and the related notes to the financial statement.

Pittsburgh, Pennsylvania

September 19, 2022

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 FAX | cohencpa.com

Registered with the Public Company Accounting Oversight Board